NewsRelease
Teledyne Appoints George Bobb as
Chief Executive Officer

THOUSAND OAKS, Calif. – April 28, 2025 – Teledyne Technologies Incorporated (NYSE:TDY) (“Teledyne”) announced today that Teledyne’s Board of Directors named George C. Bobb III as Teledyne’s President and Chief Executive Officer, effective immediately. Simultaneously, Edwin Roks has retired as Teledyne’s Chief Executive Officer, but will continue as a special advisor to Robert Mehrabian, Executive Chairman, through August 31, 2025.

“George has worked with me at Teledyne for 17 years and has excelled at every assignment given to him, including most recently as Teledyne’s President and Chief Operating Officer,” said Robert Mehrabian, Executive Chairman. “Together, George and I will continue the development and execution of Teledyne’s growth strategy, with George reporting directly to me.”

Dr. Mehrabian added, “I also want to thank Edwin for his 20 years of service, first starting in 2005 and then joining Teledyne in 2011 with the acquisition of DALSA Corporation. Edwin has been a strong contributor to Teledyne’s growth in the digital imaging area and the advancement of technology across our business portfolio.”

Mr. Bobb, age 50, was Teledyne’s President and Chief Operating Officer since January 1, 2024. Prior to that role, Mr. Bobb was President of Teledyne’s Aerospace and Defense Electronics Segment and had executive leadership responsibility for the Marine Instrumentation group, the Engineered Systems Segment, Teledyne Scientific & Imaging, LLC, and Teledyne’s Information Technology functions. First joining Teledyne in 2008, Mr. Bobb also held other executive and legal positions, including Chief Compliance Officer.

About Teledyne
Teledyne is a leading provider of sophisticated digital imaging products and software, instrumentation, aerospace and defense electronics, and engineered systems. Teledyne’s operations are primarily located in the United States, Canada, the United Kingdom, and Western and Northern Europe. For more information, visit Teledyne’s website at www.teledyne.com.

Contact:	Jason VanWees (805) 373-4542